Filed Pursuant to Rule 424(b)(3)
Registration No. 333-147934

PROSPECTUS

Offer to Exchange

$300,000,000 6.05% Exchange Senior Notes due 2017 that have been registered under the Securities Act of 1933, as amended, for all outstanding unregistered 6.05% Senior Notes due 2017

We are offering to exchange up to $300,000,000 in aggregate principal amount of our registered 6.05% Exchange Senior Notes due 2017, or the Exchange Notes, for $300,000,000 in aggregate principal amount of our outstanding unregistered 6.05% Senior Notes due 2017 issued on August 30, 2007, or the Original Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Original Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended, or the Securities Act, and, therefore, the terms relating to transfer restrictions, registration rights and additional interest applicable to the Original Notes are not applicable to the Exchange Notes, and the Exchange Notes will bear a different CUSIP number.

•	This exchange offer will expire at 5:00 p.m., New York City time, on January 23, 2008, unless extended.

•

All Original Notes that are validly tendered, and not validly withdrawn, will be exchanged. You should carefully review the procedures for tendering the Original Notes beginning on page 30 of this prospectus.

•	Like the Original Notes, the Exchange Notes will be our senior unsecured obligations and will rank equally with all our other unsecured and unsubordinated indebtedness.

•	The exchange offer is not conditional upon any minimum aggregate principal amount of Original Notes being tendered.

•	You may validly withdraw tenders of Original Notes at any time before the expiration of this exchange offer.

•	If you fail to tender your Original Notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected.

•	The exchange of Original Notes for Exchange Notes will not be a taxable event for United States federal income tax purposes.

•	Original Notes may be exchanged for Exchange Notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•	We will not receive any proceeds from this exchange offer.

•

No public market currently exists for the Exchange Notes. We do not intend to apply for listing of the Exchange Notes on any national securities exchange or to arrange for the Exchange Notes to be quoted on any automated quotation system, and, therefore, an active public market is not anticipated.

Each holder of Original Notes wishing to accept this exchange offer must effect a tender of Original Notes by book-entry transfer into the exchange agent’s account at The Depository Trust Company, or DTC. All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section of this prospectus entitled “The Exchange Offer” beginning on page 27.

See “ Risk Factors” beginning on page 8 for a discussion of factors that you should consider in connection with an investment in Exchange Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE MAKING YOUR DECISION TO PARTICIPATE IN THIS EXCHANGE OFFER.

The date of this prospectus is December 21, 2007.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to Pennsylvania Electric Company, c/o FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308-1890, Attention: Investor Services. Oral requests should be made by telephoning (800) 736-3402. To obtain timely delivery, you must request the information no later than January 15, 2008, which is five business days before the expiration date of this exchange offer.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We caution you that this prospectus and the periodic reports and other documents that are incorporated by reference in this prospectus contain forward-looking statements based on information currently available to us. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding our or our management’s intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are in some cases beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

•

the speed and nature of increased competition in the electric utility industry and legislative and regulatory changes affecting how generation rates will be determined following the expiration of existing rate plans;

•	economic or weather conditions affecting future sales and margins;

•	changes in markets for energy services;

•	changing energy and commodity market prices;

•	replacement power costs being higher than anticipated or inadequately hedged;

•	maintenance costs being higher than anticipated;

•	other legislative and regulatory changes, including revised environmental requirements;

•	adverse regulatory or legal decisions and the outcome of governmental proceedings, investigations and oversight;

•	the continuing availability of generation supply under our partial requirements agreement with our affiliate, FirstEnergy Solutions Corp., or FES;

•	the ability to collect transition and other charges or to recover increased transmission costs;

•	the inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives);

•	the ability of our transmission and distribution facilities to retain the necessary licenses, permits and operating authority from governmental entities;

•	the ability to improve electric commodity margins and to experience growth in the distribution business;

•	the ability to access the public securities and other capital markets and the cost of such capital;

•	the resolution of the Petitions for Review filed with the Commonwealth Court of Pennsylvania with respect to our transition rate plan filing;

•

the risks and other factors discussed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 and in this prospectus under the heading “Risk Factors”; and

•	other similar factors.

Any forward-looking statements speak only as of the date of this prospectus, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. The foregoing review of factors should not be construed as exhaustive.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents without restating them in this prospectus. The information incorporated by reference is considered to be part of this prospectus. The information in this prospectus is not complete, and should be read together with the information incorporated herein by reference. We incorporate by reference in this prospectus the following documents or information filed or to be filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007, and September 30, 2007;

•	our Current Reports on Form 8-K dated January 19, 2007, August 31, 2007 and November 20, 2007; and

•

all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of this prospectus and before completion of this exchange offer, which information will automatically update and supersede the information contained or incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request at no cost to the requester, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. Requests for these reports or documents must be made to:

Pennsylvania Electric Company

c/o FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308-1890

Attention: Investor Services

(800) 736-3402

The incorporated reports and other documents may also be accessed at the websites mentioned under the heading “Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC under the Exchange Act. These reports and other information can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. This material is also available from the SEC’s website at http://www.sec.gov or from the website of our parent, FirstEnergy Corp., or FirstEnergy, at http://www.firstenergycorp.com/ir. Information available on FirstEnergy’s website, other than the reports we file pursuant to the Exchange Act that are incorporated by reference in this prospectus, does not constitute a part of this prospectus.

SUMMARY

This summary highlights selected information from this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to making a decision to exchange Original Notes for Exchange Notes. You should read this entire prospectus carefully, including the “Risk Factors” section beginning on page 8 of this prospectus and the financial statements and notes to these statements incorporated by reference in this prospectus. In this prospectus, unless the context indicates otherwise, all references to “Penelec,” “the company,” “we,” “our,” “ours” and “us” refer to Pennsylvania Electric Company and its consolidated subsidiaries.

Pennsylvania Electric Company

We are a wholly-owned electric utility operating subsidiary of FirstEnergy. FirstEnergy is a diversified energy company headquartered in Akron, Ohio. We engage in the distribution and sale of electric energy in an area of approximately 17,600 square miles in northern and central Pennsylvania. We also engage in the sale, purchase and interchange of electric energy with other electric companies. The area we serve has a population of approximately 1.7 million. As lessee of the property of our subsidiary, the Waverly Electric Light & Power Company, we also serve a population of approximately 8,400 in Waverly, New York and its vicinity.

Our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308-1890. Our telephone number is (800) 736-3402.

Summary of the Exchange Offer

We summarize the terms of the exchange offer below. You should read the discussion under the heading “The Exchange Offer” beginning on page 27 for further information regarding the exchange offer and resale of the Exchange Notes. You should read the discussion under the headings “—Summary of the Exchange Notes” beginning on page 5 and “Description of Exchange Notes” beginning on page 16 for further information regarding the Exchange Notes.

Background of the Original Notes	We issued and sold $300,000,000 aggregate principal amount of 6.05% Senior Notes due 2017 on August 30, 2007 in a transaction not requiring registration under the Securities Act.

The initial purchasers of the Original Notes sold beneficial interests in the Original Notes to qualified institutional buyers pursuant to Rule 144A of the Securities Act and to non-U.S. persons pursuant to Regulation S of the Securities Act. All of the Original Notes originally issued by us on August 30, 2007 are currently outstanding.

The Exchange Offer; Exchange Notes

We are offering to exchange the Exchange Notes for the Original Notes to satisfy our obligations under the registration rights agreement we entered into when the Original Notes were issued and sold. The Exchange Notes will have been registered under the Securities Act and are of a like principal amount and like tenor of the Original Notes. Noteholders that validly tender their Original Notes and do not validly withdraw such tender before the expiration date will have the benefit of this exchange offer. Original Notes may be exchanged for Exchange Notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. In order to exchange your Original Notes, you must validly tender them before the expiration date of this exchange offer.

Expiration Date

5:00 p.m., New York City time, on January 23, 2008, unless extended by us in our sole discretion. If extended, the term expiration date as used in this prospectus will mean the latest date and time to which this exchange offer is extended. We will accept for exchange any and all Original Notes which are validly tendered and not validly withdrawn before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer	This exchange offer is subject to certain customary conditions, some of which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Consequences of Failure to Exchange Your Original Notes

If you fail to validly tender your Original Notes for Exchange Notes in accordance with the terms of this exchange offer, or validly withdraw your tender, your Original Notes will continue to be subject to transfer restrictions. If you are eligible to participate in this exchange offer and you fail to validly tender your Original Notes, or validly withdraw your tender, you will not have any further rights under the registration rights agreement, including the right to require us to register your Original Notes, but your Original Notes will remain outstanding and continue to accrue interest. See “The Exchange Offer—Consequences of Failure to Exchange.”

Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the markets, if any, for any Original Notes remaining after the completion of this exchange offer will be substantially limited.

Procedures for Tendering Original Notes	If you are a holder of Original Notes who wishes to accept this exchange offer you must:

•	complete, sign and date the accompanying letter of transmittal in accordance with the instructions contained in the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal together with the Original Notes and any other required documentation to the exchange agent at the address set forth in this prospectus.

However, if you hold Original Notes through DTC and wish to accept this exchange offer, you must arrange for DTC to transmit required information to the exchange agent in connection with a book-entry transfer. See “The Exchange Offer—Procedures for Tendering Original Notes.”

By tendering your Original Notes in either of these manners, you will be making a number of important representations to us, as described under “The Exchange Offer—Resale of Exchange Notes,” including that you do not intend to participate in a distribution of the Exchange Notes.

Please do not send your letter of transmittal or certificates representing your Original Notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender Original Notes and requests for information should be directed to the exchange agent. See “The Exchange Offer—Exchange Agent.”

Guaranteed Delivery Procedures

If you wish to tender your Original Notes and your Original Notes are not immediately available or you cannot deliver your Original Notes, the letter of transmittal or any other documents required by the letter of transmittal to be delivered to the exchange agent, or you are unable to comply with the procedures for book-entry transfer prior to the expiration of this exchange offer, you must tender your Original Notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery” in order to participate in this exchange offer.

Special Procedures for Beneficial Owners

If your Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes, we urge you to contact that person promptly and instruct the registered holder to tender your Original Notes on your behalf.

If your Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Original Notes to the exchange agent, either make appropriate arrangements to register ownership of the Original Notes in your name or obtain a properly completed note power from the registered holder. Please note that the transfer of registered ownership may take considerable time.

Withdrawal Rights	You may validly withdraw the tender of your Original Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer—Withdrawal Rights.”

Acceptance of Original Notes and Delivery of Exchange Notes

We will accept for exchange any and all Original Notes which are validly tendered and not withdrawn in accordance with the terms and conditions of this exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The Exchange Notes issued pursuant to this exchange offer will be delivered on the earliest practicable date following the exchange date. See “The Exchange Offer—Terms of the Exchange Offer.”

Resales of Exchange Notes

We believe that you will be able to offer for resale, resell or otherwise transfer Exchange Notes issued in this exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	You are acquiring the Exchange Notes in the ordinary course of your business;

•	You have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes;

•	You are not an affiliate of ours; and

•	If you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of Exchange Notes.

In addition, each participating broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes which were acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus for an offer to sell, resell or otherwise transfer Exchange Notes. See “Plan of Distribution.”

Our belief is based on interpretations by the staff of the SEC set forth in several no-action letters issued to third parties. The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot be sure that the staff of the SEC would make a similar determination with respect to this exchange offer. See “The Exchange Offer—Resale of Exchange Notes.”

If our belief is not accurate and you transfer an Exchange Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from those requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability.

Accrued Interest on the Exchange Notes and Original Notes

Interest on each Exchange Note will accrue from the last date on which interest was paid on the Original Note surrendered in this exchange offer, or if no interest has been paid, from the original date of issuance of the Original Notes.

Material United States Federal Income Tax Consequences

The exchange of Original Notes for Exchange Notes pursuant to this exchange offer will not be a taxable event for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes. See “Use of Proceeds.”

Exchange Agent

The Bank of New York is serving as the exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed below under the “The Exchange Offer—Exchange Agent.”

Registration Rights Agreement

The registration rights agreement by and among us and Citigroup Global Markets Inc., Lehman Brothers Inc. and Scotia Capital (USA) Inc., as representatives of the initial purchasers of the Original Notes, obligates us to provide you the opportunity to exchange your Original Notes for Exchange Notes with substantially identical terms. This exchange offer satisfies that obligation. After this exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your Original Notes. However, under the circumstances described in the registration rights agreement, you may require us to file a shelf registration statement under the Securities Act. See “The Exchange Offer—Purpose of the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

Summary of the Exchange Notes

The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Original Notes, except that the Exchange Notes (i) will be registered under the Securities Act and, therefore, will not be subject to the restrictions on transfer applicable to the Original Notes, (ii) will bear a different CUSIP number and (iii) will not be entitled to the rights of holders of Original Notes under the registration rights agreement we entered into when the Original Notes were issued and sold. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the senior note indenture, dated as of April 1, 1999, or the Senior Note Indenture, between us and The Bank of New York, as successor senior note trustee, or the Senior Note Trustee. See “Description of the Exchange Notes.”

Securities Offered	We are offering $300,000,000 aggregate principal amount of 6.05% Exchange Senior Notes due 2017.

Maturity	The Exchange Notes will mature on September 1, 2017.

Interest

Interest on the Exchange Notes will accrue at a rate of 6.05% per annum. Interest on the Exchange Notes will accrue from the last date on which interest was paid on the Original Notes surrendered in the exchange offer, or, if no interest has been paid, from the original date of issuance of the Original Notes, and will be payable semi-annually in arrears on each March 1 and September 1 beginning on March 1, 2008, and at maturity.

Listing

The Exchange Notes will not be listed on any stock exchange or quotation system. The Exchange Notes are a new issue for which there is currently no public market, and no assurance can be given as to the liquidity of or trading market for the Exchange Notes.

Senior Note Indenture	We will issue the Exchange Notes under the Senior Note Indenture.

Optional Redemption

The Exchange Notes will be redeemable in whole or in part, at our option, at any time prior to maturity at a “make-whole” redemption price as described under “Description of Exchange Notes—Optional Redemption.”

Security and Ranking

The Exchange Notes will be our senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness, including other series of our currently outstanding senior notes.

Limitation on Liens

Subject to certain exceptions, so long as any Exchange Notes are outstanding, we may not issue, assume, guarantee or permit to exist any debt secured by any lien upon any of our operating property, except for certain permitted secured debt, without effectively securing all outstanding senior notes, including the Exchange Notes, equally and ratably with that debt (but only so long as such debt is secured). See “Description of Exchange Notes—Certain Covenants—Limitation on Liens.”

Limitation on Sale and Lease-Back Transactions

Subject to certain exceptions, so long as any Exchange Notes are outstanding, we may not enter into or permit to exist any sale and lease-back transaction with respect to any operating property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchasers’ commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of that operating property or the placing in operation of that operating property or of that operating property as constructed or developed or substantially repaired, altered or improved. See “Description of Exchange Notes—Certain Covenants—Limitation on Sale and Lease-Back Transactions.”

Additional Issuances

We may from time to time, without the consent of the holders of the Exchange Notes or our other debt securities, create and issue additional debt securities having the same terms and conditions as the Exchange Notes so that the additional issuance is consolidated and forms a single series with the previously outstanding Exchange Notes.

Consolidation, Merger and Sale or Disposition of Assets

The Senior Note Indenture limits our ability to consolidate with or merge into any other entity, or sell or otherwise dispose of our properties as an entirety or substantially as an entirety to, any person. See “Description of Exchange Notes—Consolidation, Merger and Sale or Disposition of Assets.”

Form, Denomination and Registration of the Exchange Notes

The Exchange Notes will be issued in fully registered form without coupons represented by one or more fully registered global certificates. Each global certificate will be deposited with, or on behalf of DTC and registered in the name of Cede & Co., its nominee.

Beneficial interests in the Exchange Notes will be represented through accounts of financial institutions acting on behalf of the beneficial owners as direct and indirect participants in DTC, including Euroclear and Clearstream, Luxembourg. Investors may elect to hold interests in the Exchange Notes through DTC or through either Euroclear or Clearstream, Luxembourg, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Ratings

The Original Notes were assigned ratings of Baa2 by Moody’s Investors Service, Inc., or Moody’s, and BBB by Standard & Poor’s Ratings Service, a division of The McGraw Hill Companies, Inc., or S&P. A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell or hold the Original Notes. A rating does not address market prices or suitability for a particular investor. There can be no assurance that such ratings will not be lowered, suspended or withdrawn by a rating agency at any time.

Risk Factors	You should carefully read and consider, in addition to matters set forth elsewhere in this prospectus, the information in the “Risk Factors” section beginning on page 8.

Trustee and Paying Agent	The Bank of New York.

Governing Law	The Senior Note Indenture and the Original Notes are, and the Exchange Notes will be, governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

You should consider the following risk factors, in addition to the other information presented in or incorporated by reference into this prospectus, in evaluating us, our business and whether to participate in this exchange offer. Any of the following risks, as well as other risks and uncertainties, could harm the value of the Exchange Notes directly or our business and financial results and thus indirectly cause the value of the Exchange Notes to decline, which in turn could cause you to lose all or part of your investment. The risks below are not the only ones related to us or the Exchange Notes. Additional risks not currently known to us or that we currently deem immaterial also may impair our business or our ability to make payments on the Exchange Notes and cause the value of the Exchange Notes to decline. Certain statements under the heading “Risk Factors” constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to This Exchange Offer

If you do not properly tender your Original Notes for Exchange Notes, you will continue to hold unregistered Original Notes that are subject to transfer restrictions.

We will only issue Exchange Notes in exchange for Original Notes that are received by the exchange agent in a timely manner together with all required documents. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes, and you should carefully follow the instructions on how to tender your Original Notes set forth under “The Exchange Offer—Procedures for Tendering Original Notes” and in the letter of transmittal that you receive with this prospectus. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Original Notes.

If you do not tender your Original Notes or if we do not accept your Original Notes because you did not tender your Original Notes properly, you will continue to hold Original Notes. Any Original Notes that remain outstanding after the expiration of this exchange offer will continue to be subject to restrictions on their transfer in accordance with the Securities Act. After the expiration of this exchange offer, holders of Original Notes will not (with limited exceptions) have any further rights to have their Original Notes registered under the Securities Act. In addition, if you tender your Original Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you continue to hold any Original Notes after this exchange offer is completed, you may have difficulty selling them because of the restrictions on transfer and because there will be fewer Original Notes outstanding. The value of the remaining Original Notes could be adversely affected by the conclusion of this exchange offer. There may be no market for the remaining Original Notes, and thus you may be unable to sell such Original Notes.

If an active trading market does not develop for the Exchange Notes, you may be unable to sell the Exchange Notes or to sell them at a price you deem sufficient.

The Exchange Notes will be new securities for which there is no established trading market. We do not intend to apply for listing of the Exchange Notes on any national securities exchange or to arrange for the Exchange Notes to be quoted on any automated system. We provide no assurance as to:

•	the liquidity of any trading market that may develop for the Exchange Notes;

•	the ability of holders to sell their Exchange Notes; or

•	the price at which holders would be able to sell their Exchange Notes.

Even if a trading market develops, the Exchange Notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

•	prevailing interest rates;

•	the number of holders of the Exchange Notes;

•	the interest of securities dealers in making a market for the Exchange Notes; and

•	our operating results.

If a market for the Exchange Notes does not develop, purchasers may be unable to resell the Exchange Notes for an extended period of time. Consequently, a holder of Exchange Notes may not be able to liquidate its investment readily, and the Exchange Notes may not be readily accepted as collateral for loans. In addition, market-making activities will be subject to restrictions of the Securities Act and the Exchange Act.

In addition, if a large number of holders of Original Notes do not tender Original Notes or tender Original Notes improperly, the limited amount of Exchange Notes that would be issued and outstanding after we complete this exchange offer could adversely affect the development of a market for the Exchange Notes.

If you are a broker-dealer, your ability to transfer the Original Notes may be restricted.

A broker-dealer that purchased Original Notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the Exchange Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Exchange Notes.

Risks Related to Our Business and Industry

Complex and changing government regulations could have a negative impact on our results of operations.

We are subject to comprehensive regulation by various federal, state and local regulatory agencies that significantly influences our operating environment. Changes in or reinterpretations of existing laws or regulations or the imposition of new laws or regulations could require us to incur additional costs or change the way we conduct our business, and therefore could have an adverse impact on our results of operations.

If our partial requirements wholesale power sales agreement with our affiliate, FES, is terminated while the rates we can charge customers are capped under our rate plan approved by the Pennsylvania Public Utility Commission, or PPUC, we may need to replace this supply at higher market prices and, without further rate relief, would likely incur a significant increase in operating expenses which may have an adverse impact on our financial condition and results of operations and cause us to experience a material deterioration in credit quality metrics.

Under our rate restructuring plan originally authorized by the PPUC in 1998, we are required to provide through 2010 generation supply to retail customers who have not switched to third party suppliers at fixed prices. These fixed prices are currently below market prices for generation. We have been purchasing a portion of these provider of last resort, or PLR, requirements from our affiliate, FES, through a restated partial requirements wholesale power sales agreement. Under this agreement, FES retained the supply obligation and the supply profit and loss risk for the portion of power supply requirements not self-supplied by us. The FES agreement has reduced our exposure to high wholesale power prices by providing power at a fixed price for our uncommitted PLR capacity and energy costs during the term of the agreement. The restated agreement automatically extends for successive one year terms unless any party gives 60 days’ notice prior to the end of the year. The restated agreement also allows us to sell the output of our non-utility generation, or NUG, energy to the market and requires FES to provide energy at fixed prices to replace any NUG energy thus sold to the extent needed for us to satisfy our PLR obligations. The fixed prices under the restated agreement are expected to remain below wholesale market prices during the term of the agreement.

If we were to replace the entire FES supply at current market power prices without corresponding regulatory authorization to increase our generation prices to customers, which prices are currently capped through 2010, we would likely incur a significant increase in operating expenses and experience a material deterioration in credit quality metrics. Under such a scenario, our credit profile would no longer be expected to support an investment grade rating for our fixed income securities. See “Increases in interest rates and/or a downgrade of our credit ratings could negatively affect our financing costs and our ability to access capital” below. Based on the PPUC’s January 11, 2007 order described below, if FES ultimately determines to terminate, reduce, or significantly modify the restated partial requirements wholesale power sales agreement prior to the expiration of our generation rate caps in 2010, timely regulatory relief is not likely to be granted by the PPUC, which could have a material adverse effect on our financial condition and results of operations.

If proceedings seeking reconsideration of the PPUC’s ruling approving recovery of transmission and related costs (including congestion charges and deferred costs) in our and our affiliate’s 2006 comprehensive rate filing ultimately result in the disapproval or reduction of our recovery of such costs, such a result could have a material adverse effect on our financial condition and results of operations.

We, along with our affiliate Metropolitan Edison Company, or Met-Ed, another Pennsylvania operating utility subsidiary of FirstEnergy, made a comprehensive rate filing with the PPUC on April 10, 2006 to address a number of transmission, distribution and supply issues. That filing included, among other things, a request to charge customers for an increasing amount of market-priced power procured through a competitive bid process as the amount of supply provided under the then existing FES partial requirements agreement (prior to its restatement) was to be phased out in accordance with an April 7, 2006 tolling agreement among the parties to the partial requirements agreement. The rate filing also requested recovery of annual transmission and related costs (including congestion charges) incurred on or after January 1, 2007, plus the amortized portion of 2006 costs over a ten-year period, along with applicable carrying charges, through an adjustable rider. On January 11, 2007, the PPUC issued an order in this proceeding that, among other things, denied our request for increases in generation supply rates but approved the recovery of transmission costs.

We and Met-Ed filed a Petition for Reconsideration on January 26, 2007 on the issues of consolidated tax savings and rate of return on equity. Other parties filed Petitions for Reconsideration on transmission (including congestion), transmission deferrals and rate design issues. On February 8, 2007, the PPUC entered an order granting our, Met-Ed’s and the other parties’ petitions for procedural purposes. Due to that ruling, the period for appeals to the Commonwealth Court of Pennsylvania was tolled until 30 days after the PPUC entered a subsequent order ruling on the substantive issues raised in the petitions. On March 1, 2007, the PPUC issued three orders: (1) a tentative order regarding the reconsideration by the PPUC of its own order; (2) an order, among other things, denying our and Met-Ed’s Petitions for Reconsideration; and (3) an order approving the compliance filing. Comments to the PPUC for reconsideration of its order were filed on March 8, 2007, and the PPUC ruled on the reconsideration on April 13, 2007, making minor changes to rate design as agreed upon by us, Met-Ed and certain other parties.

We and Met-Ed filed a Petition for Review on April 13, 2007 on the issues of consolidated tax savings and the requested generation supply rate increase. Other parties also filed Petitions for Review. Those petitions included, among other issues, requests for review of PPUC’s determination on transmission costs (e.g., congestion charges and deferred costs). On June 19, 2007, initial briefs were filed, and responsive briefs were filed by September 21, 2007. Reply briefs were filed on October 5, 2007. Oral arguments are expected to take place in early 2008. If we do not prevail on the issue of transmission (including congestion), it could have a material adverse effect on our financial condition and results of operations.

Restructuring and changes in regulation in the electric utility industry may result in increased competition and unrecoverable costs that could adversely affect our business and results of operations.

As a result of the actions taken by federal and state legislative bodies over the last few years, major changes in the electric utility business have occurred and are continuing to take place in parts of the United States, including Pennsylvania where we operate. For instance, on February 1, 2007, the Governor of Pennsylvania proposed an energy independence strategy, or EIS. The EIS includes four pieces of proposed legislation that, according to the Governor, is designed to reduce energy costs, promote energy independence and stimulate the economy. Elements of the EIS include the installation of smart meters, funding for solar panels on residences and small businesses, conservation programs to meet demand growth, a requirement that electric distribution companies acquire power that results in the “lowest reasonable rate on a long-term basis,” the utilization of micro-grids and an optional three year phase-in of rate increases. On July 17, 2007, the Governor signed into law two pieces of energy legislation. The first amended the Alternative Energy Portfolio Standards Act of 2004 to, among other things, increase the percentage of solar energy that must be supplied at the conclusion of an electric distribution company’s transition period. The second law allows electric distribution companies, at their sole discretion, to enter into long-term contracts with large customers and to build or acquire interests in electric generation facilities specifically to supply long-term contracts with such customers. A special legislative session on energy was convened in mid-September 2007 to consider other aspects of the EIS. The final form of any legislation arising from the special legislative session is uncertain. Consequently, we are unable to predict what impact, if any, such legislation may have on our operations.

The Federal Energy Regulatory Commission, or FERC, and the U.S. Congress also propose changes from time to time in the structure and conduct of the utility industry. The FERC’s ongoing efforts to promote regional transmission organizations like PJM Interconnection L.L.C., which includes us as a transmission owner, for example, may affect how we operate and our costs of doing business. If these and other restructuring and deregulation-related efforts and proceedings result in unrecoverable costs, our business and results of operations may be adversely affected. We cannot predict the extent and timing of further efforts to restructure, deregulate or re-regulate us or our industry.

We have a potential risk of environmental liability associated with the environmental condition of facilities which we own or use.

We are generally responsible for on-site liabilities, and in some cases off-site liabilities, associated with the environmental condition of our facilities which we have acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with some acquisitions and sales of assets, we may obtain, or be required to provide, indemnification against some environmental liabilities. If we incur a material liability, or the other party to a transaction fails to meet its indemnification obligations to us, we could suffer material losses.

We have been named as a potentially responsible party at waste disposal sites which may require cleanup under the Comprehensive Environmental Responsive, Comprehension and Liability Act of 1980. Allegations of disposal of hazardous substances at historical sites and the liability involved are often unsubstantial and subject to dispute; however, federal law provides that potentially responsible parties for a particular site are held liable on a joint and several basis.

The continuing availability and operation of transmission and distribution facilities is dependent on retaining the necessary licenses, permits, and operating authority from governmental entities.

We are required to have numerous permits, approvals and certificates from agencies that regulate our business. We believe the necessary permits, approvals and certificates have been obtained for our existing operations and that our business is conducted in accordance with applicable laws; however, we are unable to predict the impact and operating results from future regulatory activities of any of these agencies, and we are not assured any such permits, approvals or certifications will be renewed.

Our facilities may not operate as planned, which may increase our expenses or decrease our revenues and, thus, have an adverse effect on our financial performance.

Operation of transmission and distribution facilities involves risk, including potential breakdown or failure of equipment or processes, accidents, labor disputes and performance below expected levels. In addition, weather-related incidents and other natural disasters can disrupt transmission and distribution delivery systems. Because our transmission facilities are interconnected with those of third parties, the operation of those facilities could be adversely affected by unexpected or uncontrollable events occurring on the systems of such third parties. Any of these occurrences could result in reduced revenues or increased expenses, including higher maintenance costs that we may not be able to recover from customers. Moreover, if we are unable to perform our contractual obligations, penalties or damages may result.

We remain obligated to provide safe and reliable service to customers within our franchised service territories. Meeting this commitment requires the expenditure of significant capital resources. Failure to provide safe and reliable service and failure to meet regulatory reliability standards due to a number of factors, including, but not limited to, equipment failure and weather, could adversely affect our operating results through reduced revenues and increased capital and maintenance costs and the imposition of penalties/fines or other adverse regulatory outcomes.

Changes in commodity prices could adversely affect our profit margins.

We purchase and sell electricity in the competitive wholesale and retail markets. Changes in the market prices of electricity, which are affected by changes in other commodity costs and other factors, may impact our results of operations and financial position by increasing the amount we pay to purchase power to supply PLR obligations in Pennsylvania.

Weather conditions such as tornadoes, hurricanes, ice storms and droughts, as well as seasonal temperature variations could have a negative impact on our results of operations.

Weather conditions directly influence the demand for electric power. In our service areas, demand for power peaks during the summer months, with market prices also typically peaking at that time. As a result, overall operating results may fluctuate on a seasonal and quarterly basis. In addition, we have historically sold less power, and consequently received less revenue, when weather conditions are milder. Severe weather, such as tornadoes, hurricanes, storms, ice, droughts or other natural disasters, may cause outages and property damage that may require us to incur additional costs that are generally not insured and that may not be recoverable from our customers. The effect of the failure of our facilities to operate as planned under these conditions would be particularly burdensome during a peak demand period.

Increases in interest rates and/or a downgrade of our credit ratings could negatively affect our financing costs and our ability to access capital.

We have exposure to future interest rates as we plan to raise debt in the capital markets to meet maturing debt obligations and fund construction or other investment opportunities. Although we employ risk management techniques to hedge against interest rate volatility, significant and sustained increases in market interest rates could materially increase our financing costs and negatively impact our reported results.

We rely on access to bank and capital markets as sources of liquidity for cash requirements not satisfied by cash flows from operations. A downgrade in our credit ratings from the nationally-recognized credit rating agencies, particularly to a level below investment grade, could negatively affect our ability to access the bank and capital markets, especially in a time of uncertainty in either of those markets. A ratings downgrade would also increase the fees we pay on our various credit facilities, thus increasing the cost of our working capital. A ratings downgrade could also impact our ability to grow our businesses by substantially increasing the cost of, or limiting access to, capital. Our senior unsecured debt ratings from S&P and Moody’s are investment grade. On October 18, 2007, S&P revised its ratings outlook to negative from stable. On November 2, 2007, Moody’s revised its ratings outlook to stable from positive.

A rating is not a recommendation to buy, sell or hold debt, inasmuch as the rating does not comment as to market price or suitability for a particular investor. The ratings assigned to our debt address the likelihood of payment of principal and interest pursuant to their terms. A rating may be subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating that may be assigned to our securities.

Acts of war or terrorism could negatively impact our business.

The possibility that our infrastructure, or that of an interconnected company, such as electric generation, transmission and distribution facilities, could be a direct target of, or an indirect casualty of, an act of war could affect our operations. Our transmission and distribution facilities, or generation, transmission and distribution facilities of interconnected companies, may be targets of terrorist activities that could result in disruption of our ability to purchase, transmit or distribute electricity. Any such disruption could result in a decrease in revenues and additional costs to replace or repair our assets, which could have a material adverse impact on our results of operations and financial condition.

We are subject to financial performance risks related to the economic cycles of the electric utility industry.

Our business follows the economic cycles of our customers. Sustained downturns or sluggishness in the economy generally affects the markets in which we operate and negatively influences our energy operations. Declines in demand for electricity as a result of economic downturns will reduce overall electricity sales and lessen our cash flows, especially as industrial customers reduce production, resulting in less consumption of electricity. Economic conditions also impact the rate of delinquent customer accounts receivable.

We face certain human resource risks associated with the availability of trained and qualified labor to meet our future staffing requirements.

Workforce demographic issues challenge employers nationwide and are of particular concern to the electric utility industry. The median age of utility workers is significantly higher than the national average. Today, nearly one-half of the industry’s workforce is age 45 or older. Consequently, we face the difficult challenge of finding ways to retain our aging skilled workforce while recruiting new talent to mitigate losses in critical knowledge and skills due to retirements. Mitigating these risks could require additional financial commitments.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the related registration rights agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes in this exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive outstanding Original Notes in like principal amount. We will cancel all Original Notes surrendered to us in this exchange offer. Accordingly, issuance of the Exchange Notes will not result in any change in our capitalization.

We used the proceeds we received from the issuance of the Original Notes to fund a repurchase of $200 million of our common stock from our parent, FirstEnergy, and for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,					Nine Months Ended September 30,
Other Data	2002	2003	2004	2005	2006	2006	2007
Consolidated Ratio of Earnings to Fixed Charges(1)	2.93	2.11	2.53	2.02	3.90	3.64	4.02

(1)	“Earnings” for purposes of the calculation of Ratio of Earnings to Fixed Charges have been computed by adding to “Income before extraordinary items” total interest and other charges, before reduction for amounts capitalized, provision for income taxes and the estimated interest element of rentals charged to income. “Fixed charges” include interest on long-term debt, other interest expense, subsidiaries’ preferred stock dividend requirements and the estimated interest element of rentals charged to income.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2007. The table below should be read in conjunction with “Selected Financial Data” and the information incorporated herein by reference.

	As of September 30, 2007
	(In thousands)
Common Stockholder’s Equity	$1,041,245	57.3%
Long-Term Debt and Other Long-Term Obligations	777,020	42.7%

Total Capitalization(1)	$1,818,265	100.0%

(1)	As of September 30, 2007, short-term borrowings totaled $252.3 million.

SELECTED FINANCIAL DATA

The following table contains: (1) our selected financial data for the five fiscal years ended December 31, 2006, and as of December 31 for each of those years, which have been derived from our audited consolidated financial statements (our audited financial statements for the three fiscal years ended December 31, 2006 are incorporated by reference in this prospectus) and (2) our selected financial data for the nine months ended September 30, 2006 and 2007 and as of September 30, 2006 and 2007, which have been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus. The selected financial data as of September 30, 2006 and 2007 and for the nine months ended September 30, 2006 and 2007 are unaudited. For the nine months ended September 30, 2006 and 2007, all adjustments, consisting only of normal and recurring adjustments, which are, in our opinion, necessary for a fair presentation of the interim consolidated financial statements, have been included. Results for the nine months ended September 30, 2007 are not necessarily indicative of the results for the full year. The exchange of the Original Notes for the Exchange Notes will not be a taxable event for United States federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

The following selected financial data should be read in conjunction with, and is qualified in its entirety by reference to our consolidated financial statements and the notes to our consolidated financial statements incorporated by reference in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands)
						(unaudited)
Operating Revenues	$1,027,102	$974,857	$1,036,070	$1,122,025	$1,148,460	$860,171	$1,040,758
Operating Income	88,190	60,245	102,993	78,144	175,723	122,581	155,916
Total Assets	3,163,254	3,052,243	2,813,752	2,698,577	2,704,792	2,732,581	2,729,304
Long-Term Debt and Other Long-Term Obligations	470,274	438,764	481,871	476,504	477,304	477,104	777,020

DESCRIPTION OF EXCHANGE NOTES

The following is a summary of certain terms of the Exchange Notes, does not purport to be complete, and is subject to, and qualified in its entirety by, reference to the provisions of the Senior Note Indenture and the form of Exchange Note established pursuant to the Senior Note Indenture, both of which are filed as exhibits to the registration statement of which this prospectus is a part, and the Trust Indenture Act of 1939. Certain capitalized terms used in this prospectus are defined in the Senior Note Indenture.

General

The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Original Notes except that the Exchange Notes (i) will be registered under the Securities Act, (ii) will not be subject to the restrictions on transfer applicable to the Original Notes, (iii) will bear a different CUSIP number and (iv) will not be entitled to the rights of holders of Original Notes under the registration rights agreement, including additional interest.

The Original Notes were, and the Exchange Notes will be, issued as a series of senior notes under the Senior Note Indenture. All senior notes issued under the Senior Note Indenture, including the Exchange Notes, are referred to in this prospectus as “senior notes.” All of the senior notes outstanding under the Senior Note Indenture will be our unsecured general obligations ranking equally with our other unsecured and unsubordinated indebtedness. Other than as described in this prospectus, we will not issue any secured debt without securing the Exchange Notes and all of our other outstanding senior notes equally and ratably with such secured debt. See “—Certain Covenants” below.

There is no limitation on the amount of senior notes that may be issued under the Senior Note Indenture. Under the Senior Note Indenture, all senior notes of any one series need not be issued at the same time, and a series may be reopened for issuances of additional senior notes of such series. This means that we may from time to time, without the consent of the holders of the Exchange Notes or our other debt securities, create and issue additional debt securities having the same terms and conditions as the Exchange Notes so that the additional issuance is consolidated and forms a single series with the previously outstanding Exchange Notes.

The Senior Note Indenture provides that we will not issue any additional first mortgage bonds under our Mortgage and Deed of Trust, dated as of January 1, 1942, or the Mortgage.

The Exchange Notes will be issuable in book-entry only form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Notes will be represented by a global certificate, will be issued only in fully registered form and, when issued, will be registered in the name of Cede & Co., as registered owner and as nominee for DTC.

Maturity, Interest Rate and Interest Payment Dates

The Exchange Notes will mature on September 1, 2017 unless earlier redeemed as described under “—Optional Redemption” below.

Interest on the Exchange Notes will:

•	be payable in U.S. dollars at the rate of 6.05% per annum;

•

be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed in such period;

•	be payable semi-annually in arrears on each March 1 and September 1 beginning on March 1, 2008 and at maturity;

•	initially accrue from, and include, the original date of issuance of the Original Notes (i.e., August 30, 2007); and

•

be paid to the persons in whose names the Exchange Notes are registered at the close of business on the regular record date, which is the business day immediately preceding each interest payment date, with respect to the Exchange Notes that are issued in book-entry form. Otherwise, the record date will be the fifteenth calendar day next preceding the applicable interest payment date. We shall not be required to make transfers or exchanges of Exchange Notes for a period of 15 calendar days next preceding an interest payment date.

Optional Redemption

The Exchange Notes will be redeemable in whole or in part, at our option, at any time, at a redemption price equal to the greater of:

•	100% of the principal amount of such Exchange Notes being redeemed, and

•

as determined by the Independent Investment Banker (as defined below), the sum of the present values of the Remaining Scheduled Payments (as defined below), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points, plus, in each case, accrued and unpaid interest on such Exchange Notes to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from these yields on a straight line basis, rounding to the nearest month); or

•

if the release (or any successor release) is not published during the week preceding the calculation date or does not contain these yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date. The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Exchange Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities, or Remaining Life.

“Comparable Treasury Price” means (i) the average of three Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than three Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means:

•

each of Citigroup Global Markets Inc. and Lehman Brothers Inc. and their respective successors; provided, however, that if any of the foregoing cease to be a primary U.S. Government securities dealer in the United States, or a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer; and

•	any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Remaining Scheduled Payments” means, with respect to the Exchange Notes to be redeemed, the remaining scheduled payments of principal of and interest on such Exchange Notes that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such Exchange Notes, the amount of the next succeeding scheduled interest payment on such Exchange Notes will be reduced by the amount of interest accrued on such Exchange Notes to such redemption date.

We will notify the Senior Note Trustee of any redemption at least 45 days before the redemption date. The Senior Note Trustee will mail notice of any redemption between 30 days and 60 days before the redemption date to each holder of the Exchange Notes to be redeemed.

Unless we default in payment of the redemption price and accrued interest, on and after the redemption date, interest will cease to accrue on the Exchange Notes or any portion of the Exchange Notes called for redemption. On or before the redemption date, we will deposit with a paying agent (or the Senior Note Trustee) money sufficient to pay the redemption price of and accrued interest on the Exchange Notes to be redeemed on such date. If less than all the Exchange Notes are to be redeemed, the Exchange Notes to be redeemed shall be selected by the Senior Note Trustee by such method as the Senior Note Trustee shall deem fair and appropriate.

The Exchange Notes will not be subject to a sinking fund.

We may at any time purchase Exchange Notes at any price in the open market or otherwise. Exchange Notes so purchased by us may be surrendered to the Senior Note Trustee for cancellation.

Events of Default

The following constitute events of default under the Senior Note Indenture:

•	default in the payment of principal of and premium, if any, on any senior note when due and payable;

•	default in the payment of interest on any senior note when due, which continues for 60 days;

•

default in the performance or breach of any of our other covenants or agreements in the senior notes or in the Senior Note Indenture and the continuation of the default for 90 days after we have received written notice of the default either from the Senior Note Trustee or from the holders of at least 33% in aggregate principal amount of the outstanding senior notes; and

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership relating to us.

If an event of default occurs and is continuing, either the Senior Note Trustee or the holders of a majority in aggregate principal amount of the outstanding senior notes may declare the principal amount of and interest on all of the senior notes to be due and payable immediately. At any time after an acceleration of the senior notes has been declared, and before any judgment or decree for the payment of the monies due has been obtained or entered, if we pay or deposit with the Senior Note Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due on the senior notes otherwise than by acceleration and all amounts due to the Senior Note Trustee and all defaults have been cured or waived, then our payment or deposit will cause an automatic waiver of the event of default and its consequences and will cause an automatic rescission and annulment of the acceleration of the senior notes.

The Senior Note Indenture provides that the Senior Note Trustee generally will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the holders of the senior notes unless those holders have offered to the Senior Note Trustee security or indemnity reasonably satisfactory to it. Subject to the provisions for indemnity and certain other limitations contained in the Senior Note Indenture, the holders of a majority in aggregate principal amount of the outstanding senior notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or of exercising any trust or power conferred on the Senior Note Trustee. The holders of a majority in aggregate principal amount of the outstanding senior notes generally will have the right to waive any past default or event of default (other than a default in the payment of principal or any premium or interest on the senior notes) on behalf of all holders of the senior notes. The Senior Note Indenture provides that no holder of the senior notes may institute any action against us under the Senior Note Indenture unless it has previously given to the Senior Note Trustee written notice of the occurrence and continuance of an event of default and unless the holders of a majority in aggregate principal amount of the senior notes then outstanding affected by the event of default have requested the Senior Note Trustee to institute the action and have offered the Senior Note Trustee reasonable indemnity, and the Senior Note Trustee has not instituted the action within 60 days of the request. Furthermore, no holder of the senior notes will be entitled to institute any action if and to the extent that the action would affect, disturb or prejudice the rights of other holders of the senior notes. Notwithstanding that the right of a holder of the senior notes to institute a proceeding with respect to the Senior Note Indenture is subject to certain conditions precedent, each holder of a senior note has the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest on the senior note when due and to institute suit for the enforcement of such payment, and those rights may not be impaired without the consent of such holders.

The Senior Note Indenture provides that the Senior Note Trustee, within 90 days after the occurrence of a default with respect to the senior notes, is required to give holders of the senior notes notice of any default known to the Senior Note Trustee, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, any senior notes, the Senior Note Trustee may withhold notice if it determines in good faith that it is in the interest of holders of those senior notes to do so. We are required to deliver to the Senior Note Trustee each year an officer’s certificate as to whether or not we are in compliance with the conditions and covenants under the Senior Note Indenture.

Modification with Consent of Holders

Modification and amendment of the Senior Note Indenture by an indenture or indentures supplemental thereto may be effected by us and the Senior Note Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding senior notes, provided that no modification or amendment may, without the consent of the holder of each outstanding senior note affected by such modification or amendment,

•	change the maturity date of such senior notes;

•	reduce the rate or extend the time of payment of interest on such senior notes;

•	reduce the principal amount of, or premium payable on, such senior notes;

•	change the coin or currency of any payment of principal of, or premium, if any, or interest on, such senior notes;

•

change the date on which such senior notes may be redeemed or repaid at the option of their holders or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to such senior notes; or

•	modify the foregoing requirements or reduce the percentage of outstanding senior notes necessary to modify or amend the Senior Note Indenture or to waive any past default to less than a majority.

Modification without Consent of Holders

Modification and amendment of the Senior Note Indenture by an indenture or indentures supplemental thereto may be effected by us and the Senior Note Trustee without the consent of the holders of any senior notes:

•

to change or eliminate any provisions of the Senior Note Indenture, provided that any such change or elimination shall become effective only when there is no senior note outstanding created prior to the execution of such supplemental indenture effecting the change or elimination which senior note is entitled to the benefit of the applicable provision or such change or elimination is applicable only to senior notes issued after the effective date of the change or elimination;

•	to establish the form of senior notes as permitted by the Senior Note Indenture or to establish or reflect any terms of any senior note determined pursuant to a company order;

•

to evidence the succession of another corporation to us as permitted by the Senior Note Indenture, and the assumption by any successor of our covenants in the Senior Note Indenture and the senior notes;

•	to specify further the duties and responsibilities of, and to define further the relationship among the Senior Note Trustee, any Authenticating Agent and any paying agent;

•	to grant to or confer upon the Senior Note Trustee for the benefit of the holders of senior notes any additional rights, remedies, powers or authority;

•	to permit the Senior Note Trustee to comply with any duties imposed upon it by law;

•

to add to our covenants for the benefit of the holders of senior notes, to add to the security for the senior notes, to surrender a right or power conferred on us in the Senior Note Indenture or to add any event of default;

•	to comply with our obligations related to the limitations on liens;

•	to supply omissions, cure ambiguities or correct defects, which actions, in each case, are not prejudicial to the interest of the holders of senior notes in any material respect; or

•	to make any other change that is not prejudicial to the holders of the senior notes in any material respect.

A supplemental indenture which changes or eliminates any covenant or other provision of the Senior Note Indenture (or any supplemental indenture) which has expressly been included solely for the benefit of one or more series of the senior notes, or which modifies the rights of the holders of the senior notes of one or more series with respect to that covenant or provision, will be deemed not to affect the rights under the Senior Note Indenture of the holders of the senior notes of any other series.

Defeasance and Discharge

The Senior Note Indenture provides that we will be discharged from any and all obligations in respect to the senior notes and the Senior Note Indenture (except for certain obligations such as obligations to register the transfer or exchange of the senior notes, replace stolen, lost or mutilated senior notes and maintain paying agencies) if, among other things, we paid or caused to be paid the principal of and premium, if any, and interest on all outstanding senior notes, as and when the same shall have become due and payable, we shall have delivered to the Senior Note Trustee for cancellation the outstanding senior notes, or we have irrevocably deposited with the Senior Note Trustee, in trust for the benefit of the holders of senior notes, money or certain United States government obligations, or any combination of money and certain United States government obligations, which will provide money in an amount sufficient, without reinvestment, to make all payments of principal of, premium, if any, and interest on, the senior notes on the dates payments are due in accordance with the terms of the Senior Note Indenture and the senior notes; provided that unless all of the senior notes mature within 90 days of the deposit by redemption or otherwise, we will also have delivered to the Senior Note Trustee an opinion of counsel to the effect that the holders of the senior notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or discharge of the Senior Note Indenture. After we have been discharged from our obligations under the Senior Note Indenture, the holders of the senior notes may look only to the deposit for payment of the principal of, and interest and any premium on, the senior notes.

Consolidation, Merger and Sale or Disposition of Assets

We may not consolidate with or merge into any other corporation or entity or sell or otherwise dispose of our properties as or substantially as an entirety to any person unless, among other things,

•	the successor or transferee corporation is a corporation or other entity organized and existing under the laws of the United States or any state of the United States or the District of Columbia; and

•

the successor or transferee corporation or other entity assumes by supplemental indenture the due and punctual payment of the principal of and premium, if any, and interest on the senior notes and the performance of every covenant of the Senior Note Indenture to be performed or observed by us.

Upon any consolidation, merger, sale, transfer or other disposition of our properties substantially as an entirety, permissible under the provision described in the immediately preceding paragraph, the successor corporation formed by the consolidation or into which we are merged or to which the transfer is made will succeed to us, and be substituted for us, and may exercise every right and power of ours, under the Senior Note Indenture with the same effect as if the successor corporation had been named as Pennsylvania Electric Company in the Senior Note Indenture, and we will be released from all obligations under the Senior Note Indenture. For purposes of the Senior Note Indenture, the conveyance or other transfer by us of (i) all or any portion of our facilities for the generation of electric energy or (ii) all of our facilities for the transmission of electric energy, in each case considered alone or in any combination with properties described in the other clause, will in no event be deemed to constitute a conveyance or other transfer of all our properties, as or substantially as an entirety.

Certain Covenants

Limitation on Liens

The Senior Note Indenture provides that, so long as any senior notes are outstanding, we may not issue, assume, guarantee or permit to exist any Debt (as defined below) that is secured by any mortgage, security interest, pledge or lien, or lien, of or upon any of our Operating Property (as defined below), whether owned at the date of the Senior Note Indenture or subsequently acquired, without effectively securing such senior notes (together with, if we so determine, any of our other indebtedness ranking equally with such senior notes) equally and ratably with that Debt (but only so long as that Debt is so secured).

The foregoing restriction will not apply to:

(1)	Liens on any Operating Property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to that Operating Property);

(2)	Liens on operating property of a corporation existing at the time the corporation is merged into or consolidated with, or at the time the corporation disposes of its properties (or those of a division) as or substantially as an entirety to, us;

(3)	Liens on Operating Property to secure the costs of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure indebtedness incurred to provide funds for any of those purposes or for reimbursement of funds previously expended for any of those purposes, provided the Liens are created or assumed contemporaneously with, or within 18 months after, the acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement;

(4)	Liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to those securities), to secure any Debt (including, without limitation, our obligations with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving our Operating Property;

(5)	Liens under the Mortgage, where such Debt has been issued for the purposes of any transaction described in clause (4) above;

(6)	Liens to compensate the Senior Note Trustee as provided in the Senior Note Indenture; or

(7)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (1) through (6), provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by clauses (1) through (6), must not exceed the principal amount of Debt, plus any premium or fee payable in connection with the extension, renewal or replacement, so secured at the time of the extension, renewal or replacement.

However, the foregoing restriction will not apply to our issuance, assumption or guarantee of Debt secured by a Lien which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with the principal amount of all other of our secured Debt (not including secured Debt permitted under any of the foregoing restrictions) and the Value (as defined below) of all Sale and Lease-Back Transactions (as defined below) existing at that time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions that, if such Sale and Lease-Back Transaction had been a Lien, would have been permitted under any of the foregoing restrictions and Sale and Lease-Back Transactions that are permitted by the first sentence of “—Limitation on Sale and Lease-Back Transactions” below), does not exceed the greater of 15% of Tangible Assets and 15% of Capitalization (as those terms are defined below). As of September 30, 2007, our Tangible Assets were $1.9 billion and our Capitalization was $1.8 billion.

Limitation on Sale and Lease-Back Transactions

The Senior Note Indenture provides that so long as any senior notes are outstanding, we may not enter into or permit to exist any Sale and Lease-Back Transaction with respect to any Operating Property, if the purchasers’ commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of that Operating Property or the placing in operation of that Operating Property or of that Operating Property as constructed or developed or substantially repaired, altered or improved.

This restriction will not apply if:

•

we would be entitled pursuant to any of the provisions described in clauses (1) to (7) of the second paragraph under “—Limitation on Liens” above to issue, assume, guarantee or permit to exist Debt secured by a Lien on that Operating Property without equally and ratably securing the senior notes; or

•

after giving effect to a Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the third paragraph under “—Limitation on Liens,” $1.00 of additional Debt secured by Liens (other than Liens permitted by the provisions described in clauses (1) to (7) of the second paragraph under “—Limitation on Liens”); or

•

we apply within 180 days after the effective date of the Sale and Lease-Back Transaction an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by our board of directors) of the Operating Property so leased, to the retirement of senior notes or other Debt of ours ranking equally with the senior notes, subject to reduction by an amount equal to the principal amount, plus premium or fee, if any, paid in connection or with any redemption in accordance with the terms of Debt voluntarily retired during the 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at maturity.

Certain Definitions

Set forth below is a summary of certain defined terms used in the Senior Note Indenture. Reference is made to the Senior Note Indenture for the full description of all such terms, as well as any other terms used herein for which no definition is provided.

“Capitalization” means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination; and (ii) common stock, preferred stock, Hybrid Preferred Securities, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of capital stock held in our treasury. Capitalization will be determined in accordance with GAAP, and may be determined as of a date not more than 60 days prior to the happening of the event for which the determination is being made.

“Debt” means any outstanding debt for money borrowed evidenced by notes, debentures, bonds, or other securities, or guarantees of any thereof.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a basis consistent with those used in the preparation of our financial statements.

“Operating Property” means (i) any interest in real property owned by us and (ii) any asset owned by us that is depreciable in accordance with GAAP excluding, in either case, any interest of ours as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on our books in accordance with GAAP.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing to us of any Operating Property (except for leases for a term, including any renewals, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to such person; provided, however, Sale and Lease-Back Transaction does not include any arrangement first entered into prior to the date of the Senior Note Indenture.

“Tangible Assets” means the amount shown as total assets on our consolidated balance sheet, less the following: (i) intangible assets including, but without limitation, goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and (ii) appropriate adjustments, if any, on account of minority interests. Tangible Assets will be determined in accordance with GAAP, and may be determined as of a date not more than 60 days prior to the happening of the event for which the determination is being made.

“Value” means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds to us from the sale or transfer of the property leased pursuant to the

Sale and Lease-Back Transaction and (ii) the net book value of the property leased, as determined by us in accordance with GAAP, in either case multiplied by a fraction, the numerator of which will be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which will be equal to the number of full years of the term of the lease, without regard, in any case, to any renewal or extension options contained in the lease.

Resignation or Removal of Senior Note Trustee

The Senior Note Trustee may resign at any time upon written notice to us specifying the day upon which the resignation is to take effect and that resignation will take effect immediately upon the later of the appointment of a successor Senior Note Trustee and the day specified by the Senior Note Trustee.

The Senior Note Trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the Senior Note Trustee and signed by the holders, or their attorneys-in-fact, of a majority in aggregate principal amount of the then outstanding senior notes. In addition, so long as no event of default under the Senior Note Indenture or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Senior Note Trustee upon written notice to the holder of each senior note outstanding and the Senior Note Trustee, and upon the appointment of a successor Senior Note Trustee.

Concerning the Senior Note Trustee

The Bank of New York is the Senior Note Trustee under the Senior Note Indenture. The Senior Note Indenture provides that our obligations to compensate the Senior Note Trustee and reimburse the Senior Note Trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the senior notes upon all property and funds held or collected by the Senior Note Trustee as such. The Senior Note Trustee is also a depositary of ours and certain of our affiliates and has in the past made, and may in the future make, periodic loans to us and certain of our affiliates.

Governing Law

The Senior Note Indenture and the Original Notes are, and the Exchange Notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry

The certificates representing the Exchange Notes, or Global Certificates, will be issued in fully registered form, without coupons. The Exchange Notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC’s nominee in the form of one or more Global Certificates or will remain in the custody of the Senior Note Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Senior Note Trustee. Upon the issuance of the Global Certificate, DTC or its nominee will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global Certificate to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Global Certificate will be limited to persons who have accounts with DTC, or participants, or persons who hold interests through participants. Ownership of beneficial interests in a Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Certificate for all purposes under the Senior Note Indenture and the Exchange Notes. No beneficial owner of an interest in a Global Certificate will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Senior Note Indenture.

Payments of the principal of, premium, if any, and interest on, a Global Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the Senior Note Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Certificate, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Certificate as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants and neither we, the Senior Note Trustee or any paying agent will have any responsibility therefor.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated Exchange Note for any reason, including to sell Exchange Notes to persons in jurisdictions which require such delivery of such Exchange Notes or to pledge such Exchange Notes, such holder must transfer its interest in a Global Certificate in accordance with DTC’s applicable procedures, or the procedures set forth in the Senior Note Indenture.

DTC will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Certificate is credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC will exchange a Global Certificate for certificated Exchange Notes, which it will distribute to its participants.

DTC has advised us that it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the SEC.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Exchange Notes represented by a Global Certificate among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Senior Note Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for a Global Certificate and a successor depositary is not appointed by us within 90 days, we will issue certificated Exchange Notes in exchange for a Global Certificate.

All payments of principal and interest will be made by us in immediately available funds.

Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the Exchange Notes that are not certificated Exchange Notes will trade in DTC’s Same-Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in such interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Exchange Notes.

The information under this caption “—Book-Entry” concerning DTC and DTC’s book-entry system has been obtained from information provided by DTC. We have provided the foregoing descriptions of the operations and procedures of DTC solely as a matter of convenience. The operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. You are urged to contact DTC or its participants directly to discuss these matters.

THE EXCHANGE OFFER

General

We are offering to exchange up to $300,000,000 in aggregate principal amount of Exchange Notes for the same aggregate principal amount of Original Notes, properly tendered and not validly withdrawn before the expiration date. Unlike the Original Notes, the Exchange Notes will be registered under the Securities Act. We are making this exchange offer for all of the Original Notes. Your participation in this exchange offer is voluntary, and you should carefully consider whether to accept this offer.

On the date of this prospectus, $300,000,000 in aggregate principal amount of Original Notes is outstanding. Our obligations to accept Original Notes for Exchange Notes pursuant to this exchange offer are limited by the conditions listed below under “—Conditions to the Exchange Offer.” We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

On August 30, 2007, we issued and sold $300,000,000 in aggregate principal amount of Original Notes in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the Original Notes subsequently resold the Original Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons pursuant to Regulation S under the Securities Act.

Because the transactions were exempt from registration under the Securities Act, a holder may reoffer, resell or otherwise transfer Original Notes only if the Original Notes are registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

In connection with the issuance and sale of the Original Notes, we entered into a registration rights agreement with Citigroup Global Markets Inc., Lehman Brothers Inc. and Scotia Capital (USA) Inc., as representatives the initial purchasers of the Original Notes, which requires us to (1) prepare and, as soon as practicable following the date of original issuance of the Original Notes (August 30, 2007), file with the SEC an exchange offer registration statement with respect to this exchange offer and the issuance and delivery to the holders, in exchange for the Original Notes, of a like principal amount of Exchange Notes, (2) use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act not later than 180 calendar days following the date of original issuance of the Original Notes, (3) use our reasonable best efforts to keep the exchange offer registration statement effective until the closing of this exchange offer and (4) use our reasonable best efforts to cause this exchange offer to be consummated within 210 calendar days following the date of original issuance of the Original Notes. In addition, there are circumstances under which we are required to file a shelf registration statement with respect to resales of the Original Notes. The registration rights agreement also provides that if neither this exchange offer is consummated nor a shelf registration statement is declared effective within 210 calendar days of the date of original issuance of the Original Notes, the annual interest rate borne by the Original Notes will be increased by 0.25% per annum commencing on the date that is 210 calendar days after the date of original issuance of the Original Notes until this exchange offer is consummated or the shelf registration statement is declared effective. We have filed a copy of the registration rights agreement as an exhibit to the registration statement on Form S-4 of which this prospectus is a part.

We are making this exchange offer to satisfy our obligations under the registration rights agreement. Holders of Original Notes who do not tender their Original Notes or whose Original Notes are tendered but not accepted will have to rely on an applicable exemption from registration requirements under the Securities Act and applicable state securities laws in order to sell their Original Notes.

The Exchange Notes will be issued in a like principal amount and will be identical in all material respects to the Original Notes, except that the Exchange Notes will be registered under the Securities Act, will be issued without a restrictive legend, will bear a different CUSIP number and will not be entitled to the rights of holders of Original Notes under the registration rights agreement, including additional interest. Consequently, the Exchange Notes, unlike the Original Notes, may be resold by a holder without any restrictions on their transfer under the Securities Act.

Resale of Exchange Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the Exchange Notes issued pursuant to this exchange offer in exchange for the Original Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the Exchange Notes to be issued pursuant to this exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any holder of Exchange Notes (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of the Original Notes who is an affiliate of ours or who intends to participate in this exchange offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Original Notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (1) will not be able to rely on the interpretations of the staff of the SEC set forth in the above-mentioned no-action letters, (2) will not be entitled to tender its Original Notes in this exchange offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements. Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

If you participate in this exchange offer, you must represent to us, among other things, that:

(1)	any Exchange Notes you receive will be acquired in the ordinary course of business;

(2)	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes;

(3)	you are not an “affiliate” (as defined in Rule 405 of the Securities Act) of ours;

(4)	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the Exchange Notes; and

(5)	if you are a participating broker-dealer that will receive Exchange Notes for your own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

Any holder that is not able to make these representations or certain similar representations will not be entitled to participate in this exchange offer and, therefore, will not be permitted to exchange its Original Notes for Exchange Notes.

This exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Original Notes validly tendered and not withdrawn before expiration of this exchange offer. The date of acceptance for exchange of the Original Notes and completion of this exchange offer is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. The Original Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes surrendered under this exchange offer. The Exchange Notes will be delivered on the earliest practicable date following the exchange date.

The form and terms of the Exchange Notes will be substantially identical to the form and terms of the Original Notes, except the Exchange Notes:

(1)	will be registered under the Securities Act;

(2)	will not bear legends restricting their transfer;

(3)	will bear a different CUSIP number; and

(4)	will not be entitled to the rights of holders of Original Notes under the registration rights agreement, including additional interest.

The Exchange Notes will evidence the same debt as the Original Notes. The Exchange Notes will be issued under and entitled to the benefits of the Senior Note Indenture, as described below, under which the Original Notes were issued.

This exchange offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding Original Notes. There will be no fixed record date for determining registered holders of Original Notes entitled to participate in this exchange offer.

We intend to conduct this exchange offer in accordance with the applicable requirements of the Securities Act, Exchange Act and rules and regulations of the SEC. Original Notes that are not exchanged in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the Senior Note Indenture relating to the senior notes. Holders of Original Notes do not have any appraisal or dissenters rights under the Senior Note Indenture in connection with this exchange offer.

We will be deemed to have accepted for exchange validly tendered Original Notes when we have given oral (promptly confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of Original Notes who surrender them in this exchange offer for the purposes of receiving Exchange Notes from us and delivering Exchange Notes to their holders. The exchange agent will make the exchange as promptly as practicable on or after the date of acceptance for exchange of Original Notes. We expressly reserve the right to amend or terminate this exchange offer and not to accept for exchange any Original Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

Holders who tender Original Notes in this exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with this exchange offer. It is important that you read “—Solicitation of Tenders; Fees and Expenses” and “—Transfer Taxes” below for more details regarding fees and expenses incurred in this exchange offer.

Any Original Notes not tendered for exchange will be entitled to the benefits of the Senior Note Indenture. If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events, such Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

Expiration Date; Extension; Termination; Amendment

This exchange offer will expire at 5:00 p.m., New York City time, on January 23, 2008, unless we have extended the period of time that this exchange offer is open. The expiration date will be at least 20 business days after the date we mail notice of this exchange offer to DTC.

We reserve the right to extend the period of time that this exchange offer is open, and delay acceptance for exchange of any Original Notes, by giving oral (promptly confirmed in writing) or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all Original Notes previously tendered will remain subject to this exchange offer unless validly withdrawn.

We also reserve the right, in our sole discretion, to:

(1)	end or amend this exchange offer and not to accept for exchange any Original Notes not previously accepted for exchange upon the occurrence of any of the events specified below under “—Conditions to the Exchange Offer” that have not been waived by us; and

(2)	amend the terms of this exchange offer in any manner.

If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to holders of Original Notes as promptly as practicable.

Exchange Notes will only be issued after the exchange agent timely receives (1) a properly completed and duly executed letter of transmittal (or facsimile thereof or an agent’s message (as hereinafter defined) in lieu thereof) and (2) all other required documents. However, we reserve the absolute right to waive any defects or irregularities in the tender or conditions of this exchange offer.

Original Notes that are not accepted for exchange, and those Original Notes submitted for a greater principal amount than the tendering holder desires to exchange, will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

Procedures For Tendering Original Notes

Valid Tender

Except as set forth below, in order for Original Notes to be validly tendered pursuant to this exchange offer, either (1) (a) a properly completed and duly executed letter of transmittal (or facsimile thereof) or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through DTC’s Automated Tender Offer Program, or ATOP, for a book-entry transfer, with any required signature guarantees and any other required documents, must be received by the exchange agent at the address or the facsimile number set forth below under “—Exchange Agent” on or prior to the expiration date and (b) tendered Original Notes must be received by the exchange agent, or such Original Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent, in each case on or prior to the expiration date, or (2) the guaranteed delivery procedures set forth below must be complied with. To receive confirmation of valid tender of Original Notes, a holder should contact the exchange agent at the telephone number listed under “—Exchange Agent” below.

If less than all of the Original Notes are tendered, a tendering holder should fill in the amount of Original Notes being tendered in the appropriate box on the letter of transmittal. The entire amount of Original Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

If any letter of transmittal, endorsement, note power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by us, evidence satisfactory to us of such person’s authority to so act also must be submitted.

Any beneficial owner of Original Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such entity promptly if such beneficial holder wishes to participate in this exchange offer.

The method of delivering Original Notes, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No Original Note, letter of transmittal or other required document should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect these transactions for them.

Book-Entry Transfer

The exchange agent has established an account with respect to the Original Notes at DTC for purposes of this exchange offer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC’s ATOP procedures to tender Original Notes. Any participant in DTC may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account in accordance with DTC’s ATOP procedures for transfer.

However, the exchange for the Original Notes so tendered will be made only after a book-entry confirmation of such book-entry transfer of Original Notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering Original Notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Delivery of documents to DTC does not constitute delivery to the exchange agent.

Signature Guarantees

Certificates for Original Notes need not be endorsed and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless (i) a certificate for Original Notes is registered in a name other than that of the person surrendering the certificate or (ii) a registered holder completes the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the letter of transmittal. In the case of (i) or (ii) above, such certificates for Original Notes must be duly endorsed or accompanied by a properly executed note power, with the endorsement or signature on the note power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an “eligible guarantor institution,” including (as such terms are defined therein) (i) a bank, (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (iii) a credit union, (iv) a national securities exchange, registered securities association or clearing agency or (v) a savings association that is a participant in a Securities Transfer Association, each an Eligible Institution, unless an Original Note is surrendered for the account of an Eligible Institution. See Instruction 2 to the letter of transmittal.

Guaranteed Delivery

If a holder desires to tender Original Notes pursuant to this exchange offer and the certificates for such Original Notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Original Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

(1)	such tenders are made by or through an Eligible Institution;

(2)	prior to the expiration date, the exchange agent receives from the Eligible Institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, or an electronic message through ATOP with respect to guaranteed delivery for book-entry transfers, setting forth the name and address of the holder of Original Notes and the amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, or transmission of such electronic message through ATOP for book-entry transfers, the certificates for all physically tendered Original Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

(3)	the certificates (or book-entry confirmation) representing all tendered Original Notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or a facsimile thereof), or a properly transmitted electronic message through ATOP in the case of book-entry transfers, and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery or transmission of such electronic message through ATOP with respect to guaranteed delivery for book-entry transfers.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Original Notes. Our determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of Original Notes will not be deemed made until those defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer.

Withdrawal Rights

You may withdraw your tender of Original Notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date.

Any notice of withdrawal must:

(1)	specify the name of the person that tendered the Original Notes to be withdrawn;

(2)	identify the Original Notes to be withdrawn, including the certificate number or numbers (if in certificated form) and principal amount of such Original Notes;

(3)	include a statement that the holder is withdrawing its election to have the Original Notes exchanged;

(4)	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Original Notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the Senior Note Trustee under the Senior Note Indenture register the transfer of the Original Notes into the name of the person withdrawing the tender; and

(5)	specify the name in which any of the Original Notes are to be registered, if different from that of the person that tendered the Original Notes.

The exchange agent will return the properly withdrawn Original Notes promptly following receipt of a notice of withdrawal. If Original Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Original Notes or otherwise comply with DTC’s procedures.

Any Original Notes withdrawn will not have been validly tendered for exchange for purposes of this exchange offer. Any Original Notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. In the case of Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to its book-entry transfer procedures, the Original Notes will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described under “—Procedures for Tendering Original Notes” above at any time on or before the expiration date.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to this exchange offer, we will accept, promptly after the exchange date, all Original Notes validly tendered and will issue the Exchange Notes promptly after the acceptance. Please refer to the section in this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, we will be deemed to have accepted validly tendered Original Notes for exchange when we give notice of acceptance to the exchange agent.

For each Original Note accepted for exchange, the holder of the Original Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Original Note.

In all cases, delivery of Exchange Notes in exchange for Original Notes tendered and accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the exchange agent of:

(1)	Original Notes or a book-entry confirmation of a book-entry transfer of Original Notes into the exchange agent’s account at DTC;

(2)	a properly completed and duly executed letter of transmittal or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through ATOP with any required signature guarantees; and

(3)	any other documents required by the letter of transmittal.

Accordingly, the delivery of Exchange Notes might not be made to all tendering holders at the same time and will depend upon when Original Notes, book-entry confirmations with respect to Original Notes and other required documents are received by the exchange agent.

Conditions to the Exchange Offer

We are required to accept for exchange, and to issue Exchange Notes in exchange for, any Original Notes duly tendered and not validly withdrawn pursuant to this exchange offer and in accordance with the terms of this prospectus and the accompanying letter of transmittal.

We will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Original Notes, if:

(1)	this exchange offer, or the making of any exchange by a holder, would violate applicable law or any applicable interpretation of the staff of the SEC;

(2)	the Original Notes are not tendered in accordance with the terms of this exchange offer;

(3)	each holder of Original Notes exchanged in this exchange offer has not represented that all Exchange Notes to be received by it shall be acquired in the ordinary course of its business, that is not an affiliate of ours and that at the time of the consummation of this exchange offer it shall have no arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the Exchange Notes and shall not have made such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render the use of the registration statement of which this prospectus is a part available; or

(4)	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer.

In addition, we will not be obligated to accept for exchange the Original Notes of any holder who has not made to us the representations described under “—Resale of Exchange Notes” above and “Plan of Distribution” below.

In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for those Original Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Senior Note Indenture under the Trust Indenture Act of 1939. In any of those events, we are required to use reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

We have appointed The Bank of New York as the exchange agent for this exchange offer. You should direct questions and requests for assistance, in each case, with respect to exchange offer procedures, requests for additional copies of this prospectus or of the letter of transmittal, requests for the notice of guaranteed delivery with respect to the exchange of the Original Notes, as well as all executed letters of transmittal, to the exchange agent at the addresses listed below:

By Hand or Overnight Delivery:

The Bank of New York

101 Barclay Street

Corporate Trust Services Window

Ground Level

New York, New York 10286

Attention:

Evangeline R. Gonzales

Corp. Trust Ops.

Reorganization Unit/7 East

By Registered or Certified Mail: The Bank of New York 101 Barclay Street, 7 East New York, New York 10286 Attention: Evangeline R. Gonzales Corp. Trust Ops. Reorganization Unit	By Facsimile Transmission: (Eligible Institutions Only) (212) 298-1915 To Confirm by Telephone or for Information: (212) 815-3738

Delivery to an address other than as listed above, or transmissions to a facsimile number other than as listed above, will not constitute a valid delivery.

The Bank of New York is also the successor Senior Note Trustee under the Senior Note Indenture governing the Original Notes and Exchange Notes.

Solicitation of Tenders; Fees and Expenses

We will pay the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by officers and employees of ours and of our affiliates.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with this exchange offer.

We will pay the estimated cash expenses to be incurred in connection with this exchange offer, including the following:

(1)	fees and expenses of the exchange agent and Senior Note Trustee;

(2)	SEC registration fees;

(3)	accounting and legal fees, including fees of one counsel for the holders of the Original Notes; and

(4)	printing and mailing expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Original Notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

(1)	certificates representing Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Original Notes tendered;

(2)	Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes;

(3)	tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or

(4)	a transfer tax is imposed for any reason other than the exchange of Original Notes under this exchange offer.

If satisfactory evidence of payment of such transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the Exchange Notes at the same carrying value as the Original Notes for which they are exchanged, which is the aggregate principal amount of the tendered Original Notes as reflected in our accounting records on the date this exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of Exchange Notes for Original Notes. We will amortize the expenses incurred in connection with the issuance of the Exchange Notes over the terms of the Exchange Notes.

Consequences of Failure to Exchange

If you do not exchange your Original Notes for Exchange Notes pursuant to this exchange offer, you will continue to be subject to the restrictions on transfer of the Original Notes as described in the legend on the Original Notes. In general, the Original Notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Your participation in this exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your Original Notes. Please refer to the section in this prospectus entitled “Material United States Federal Income Tax Consequences.”

As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your Original Notes in this exchange offer, you will be entitled to all of the rights and limitations applicable to the Original Notes under the Senior Note Indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer, including the right to require us to register your Original Notes or pay additional interest. To the extent that Original Notes are tendered and accepted in this exchange offer, the trading market for untendered, or tendered but unaccepted, Original Notes could be adversely affected. Please refer to the section in this prospectus entitled “Risk Factors—Risks Related to this Exchange Offer—If you do not properly tender your Original Notes for Exchange Notes, you will continue to hold unregistered notes that are subject to transfer restrictions.”

We may in the future seek to acquire untendered Original Notes in open market or privately negotiated transactions through subsequent exchange offers or otherwise. However, we have no present plans to acquire any Original Notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered Original Notes.

Holders of Original Notes and of Exchange Notes that remain outstanding after consummation of this exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the Senior Note Indenture.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Circular 230 Notice

The tax discussion contained in this document is not given in the form of a covered opinion within the meaning of Circular 230 issued by the U.S. Secretary of the Treasury. Thus, we are required to inform you that you cannot rely upon any advice contained in this document for the purpose of avoiding U.S. federal tax penalties. The tax discussion contained in this document was written to support the promotion or marketing of the transactions or matters described in this document. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

General

The following is a summary of certain material United States federal income tax consequences of the exchange of Original Notes for Exchange Notes pursuant to this exchange offer, but does not address any other aspects of United States federal income tax consequences to holders of Original Notes or Exchange Notes. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is not binding on the Internal Revenue Service, or IRS, or on the courts, and no ruling will be sought from the IRS with respect to the statements made and the conclusions reached in this summary. There can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to the material United States federal income tax consequences relevant to those persons who are the original beneficial owners of Original Notes, who exchange Original Notes for Exchange Notes in this exchange offer and who hold Original Notes as capital assets within the meaning of Section 1221 of the Code, which we refer to as “Holders.” This summary does not address specific tax consequences that may be relevant to particular persons (including banks, financial institutions, broker-dealers, insurance companies, real estate investment trusts, regulated investment companies, partnerships or other pass-through entities, expatriates, tax-exempt organizations and persons that have a functional currency other than the United States Dollar or persons in special situations, such as those who have elected to mark securities to market or those who hold the notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address United States federal alternative minimum, estate and gift tax consequences, consequences under the tax laws of any state, local or foreign jurisdiction, or consequences under any United States federal tax laws other than income tax law.

If a partnership or other entity taxable as a partnership holds Original Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange of Original Notes for Exchange Notes pursuant to this exchange offer.

This summary is for general information only. Persons considering the exchange of Original Notes for Exchange Notes are urged to consult their own tax advisors concerning the United States federal income tax consequences to them of exchanging the notes, as well as the application of state, local and foreign tax laws and United States federal tax laws other than income tax law.

Exchange of an Original Note for an Exchange Note Pursuant to this Exchange Offer

The exchange of Original Notes for Exchange Notes in the exchange offer described herein will not constitute a significant modification of the terms of the Original Notes and thus will not constitute a taxable exchange for United States federal income tax purposes. Rather, the Exchange Notes will be treated as a continuation of the Original Notes. Consequently, a Holder will not recognize gain or loss upon receipt of the Exchange Notes in exchange for the Original Notes in the exchange offer, the Holder’s basis in the Exchange Notes received in the exchange offer will be the same as its basis in the Original Notes immediately before the exchange, and the Holder’s holding period in the Exchange Notes will include its holding period in the Original Notes.

PLAN OF DISTRIBUTION

As discussed under “The Exchange Offer” in this prospectus, based on interpretations by the staff of the SEC set forth in no-action letters issued to other companies, we believe that a holder, other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or a broker-dealer registered under the Exchange Act that purchases Original Notes or Exchange Notes from us to resell pursuant to Rule 144A under the Securities Act or any other exemption, that acquires the Exchange Notes in the ordinary course of business and that is not participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in, the distribution of the Original Notes or Exchange Notes will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in this exchange offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corp. (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Notes obtained by such holder in exchange for Original Notes acquired by such holder directly from us or an affiliate thereof, unless an exemption from registration is otherwise available.

As contemplated by the above no-action letters and the registration rights agreement, each holder accepting this exchange offer is required to represent to us in the letter of transmittal that:

(1)	any Exchange Notes it receives will be acquired in the ordinary course of business;

(2)	it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes;

(3)	it is not an “affiliate” of ours as defined in Rule 405 of the Securities Act;

(4)	if it is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution (within the meaning of the Securities Act) of the Exchange Notes within the meaning of the Securities Act; and

(5)	if it is a participating broker-dealer that it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of the earlier of 90 days after the consummation of the exchange offer and the date on which all participating broker-dealers have sold all Exchange Notes held by them (unless such period is extended pursuant to the registration rights agreement), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, dealers effecting transactions in Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period the lesser of 90 days after the expiration date and the date on which all participating broker-dealers have sold all Exchange Notes held by them (unless such period is extended pursuant to the registration rights agreement), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders of Original Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the Exchange Notes will be passed upon for us by Gary D. Benz, Esq., Associate General Counsel of our parent corporation, FirstEnergy, and Akin Gump Strauss Hauer & Feld LLP, New York, New York, our special counsel. As of November 1, 2007, Mr. Benz owned approximately 32,050 shares of common stock of FirstEnergy, which includes nonqualified options to acquire 26,750 shares (24,475 of which are presently exercisable), and 2,275 shares of unvested restricted stock units.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of Pennsylvania Electric Company for the three-month and nine-month periods ended September 30, 2007 and 2006, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated October 31, 2007 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

Offer To Exchange

$300,000,000 6.05% Exchange Senior Notes due 2017 that have been registered under the Securities Act of 1933, as amended, for all outstanding unregistered 6.05% Senior Notes due 2017